EXHIBIT 10.14

AMENDMENT NO. 1 TO

AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

This is Amendment No. 1 (this “Amendment”), dated as of May 15, 2013, to the Amended and Restated Shareholders’ Agreement (the “Agreement”), dated as of March 9, 2012, is by and among Stonegate Mortgage Corporation, an Ohio corporation (the “Company”), Stonegate Investors Holdings LLC, a Delaware limited liability company (the “Purchaser” or the “Investor”), and those certain other stockholders of the Company signatories hereto (the “Other Stockholders”, and together collectively with the Purchaser, the “Stockholders”).

RECITALS

WHEREAS, in connection with the purchase by the Purchaser of shares of the Company’s Series D Convertible Preferred Stock, $0.001 par value per share (the “Series D Preferred Stock”) on March 9, 2012, the Agreement was executed and delivered;

WHEREAS, on the date hereof, the Company is issuing shares of its common stock, $0.01 par value per share (the “Common Stock”) in a private offering (the “Private Offering”) and in connection therewith is entering into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of the date hereof, with FBR Capital Markets & Co.;

WHEREAS, all shares of the Company’s Series B and Series C Preferred Stock have been converted into shares of Common Stock or redeemed by the Company;

WHEREAS, the Purchaser is converting its shares of Series D Preferred Stock into shares of Common Stock in connection with the consummation of the Private Offering and the execution and delivery of this Amendment; and

WHEREAS, pursuant to Section 7.9 of the Agreement, the parties hereto hereby amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

2. Section 2 of the Agreement (Voting Provisions Regarding Board of Directors) is hereby amended and restated in its entirety as follows:

“2. Provisions Regarding Board of Directors.

2.1 Size of Board. The size of the Board shall be determined in accordance with the Amended Articles; provided, however, that prior to the earlier of (1) completion of a Qualified Public Offering or (2) the date on which the Purchaser beneficially owns less than 30% of the shares of Common Stock outstanding, without the written consent of the Purchaser, the size of the Board shall be seven members, subject to increase in the size of the Board to ten members pursuant to the provisions of the Registration Rights Agreement.

2.2 Board Composition. The Company shall use its best efforts to cause the Board to nominate and recommend to the stockholders of the Company the election of the following nominees at any meeting of the stockholders of the Company (or in any resolution by written consent in lieu thereof) at which nominees are being considered for election to the Board, and use its best efforts to ensure that the following nominees are elected to the Board of Directors at each such meeting (or in each such resolution by written consent in lieu thereof):

(a) until the earlier of (1) the completion of a Qualified Public Offering or (2) the date on which the Purchaser beneficially owns less than 30% of the shares of Common Stock outstanding, three individuals designated by the Purchaser, which individuals shall initially be Richard Mirro, Kevin Bhatt and Jim Brown;

(b) at any time that clause (a) of this Section 2.2 above is not applicable, so long as the Purchaser beneficially owns at least 20% of the shares of Common Stock outstanding, two individuals designated by the Purchaser;

(c) at any time that clauses (a) and (b) of this Section 2.2 above are not applicable, so long as the Purchaser beneficially owns at least 10% of the shares of Common Stock outstanding, one individual designated by the Purchaser; and

(d) in the absence of any designation from the Purchaser as specified in preceding clauses (a) through (c) of this Section 2.2, the director(s) previously designated by the Purchaser and then serving shall be re-nominated in accordance with the provisions of this Section 2.2 if still eligible to serve.

2.3 No Liability for Election of Designated Directors. No Stockholder shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Stockholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2.4 Committees. For so long as the Purchaser is entitled to designate at least one director to the Board pursuant to Section 2.2 of this Agreement, subject to the corporate governance rules of the principal securities exchange on which the Common Stock is then admitted for trading, each committee of the Board, including, without limitation, any executive committee, compensation committee and/or audit committee, shall include at least one director designated by the Purchaser, and the Company shall establish and maintain a compensation committee and an audit committee.

“2.6 Reimbursement of Director Expenses. The Company agrees to reimburse the directors designated pursuant to this Agreement for the reasonable out-of-pocket expenses incurred by such director in performing his or her services as a director of the Company, including reasonable travel and ancillary expenses incurred in connection with attendance at in person meetings of the Board of Directors, subject to the Company’s policies regarding reimbursement of travel expenses.”

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3. Section 3 of the Agreement (Vote to Increase Authorized Common Stock) is hereby deleted in its entirety and replaced with “[Omitted Intentionally]”.

4. Section 4 of the Agreement (General Restrictions on Transfers; Involuntary Transfers; Drag-Along Rights) is hereby deleted in its entirety and replaced with “[Omitted Intentionally]”.

5. Section 5.2 of the Agreement (Irrevocable Proxy and Power of Attorney) is hereby deleted in its entirety and replaced with “[Omitted Intentionally]”.

6. Section 6 of the Agreement (Term) is hereby amended and restated in its entirety as follows:

“6. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earlier to occur of (a) the date on which the Purchaser beneficially owns less than 10% of the Common Stock outstanding and (b) termination of this Agreement in accordance with Section 7.9 below.”

7. Sections 7.1 and 7.2 of the Agreement (Additional Parties and Transfers) are hereby deleted in their entirety and replaced with “[Omitted Intentionally]”.

8. Section 7.9 of the Agreement (Consent Required to Amend, Terminate or Waive) is hereby amended and restated in its entirety as follows:

“7.9. Consent Required to Amend, Terminate or Waive. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (a) the Company, (b) the holders of record of a majority of the then outstanding shares of Common Stock and (c) Purchaser. Any such amendment, waiver, discharge or termination effected in accordance with this Section 7.9 shall be binding upon each party hereto and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver. The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto.”

9. Miscellaneous.

9.1 Governing Law. This Amendment shall be governed by the internal law of the State of New York, without regard to principles of conflicts of law.

9.2 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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9.3 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

9.4 Entire Agreement. The Agreement (including the Exhibits hereto), as amended hereby, and the Amended Articles constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

9.5 Spousal Consent. If any individual Stockholder is married on the date of this Amendment and is a resident of Arizona, California, Idaho, Louisiana, Nevada, New Mexico, Texas, Washington, or Wisconsin, or the Commonwealth of Puerto Rico, such Stockholder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit 1 hereto (“Consent of Spouse”). Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Stockholder’s Company Securities that do not otherwise exist by operation of law. If any such individual Stockholder should marry or remarry subsequent to the date of this Amendment, such Stockholder shall within 30 days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Amendment by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Amendment and agreeing and consenting to the same.

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IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Amended and Restated Shareholders’ Agreement as of the date first written above.

STONEGATE MORTGAGE CORPORATION

By:	/s/ James J. Cutillo
Name:	James J. Cutillo
Title:	Chief Executive Officer

[Separate Other Stockholder and Investor Signature Pages Attached]

[Amendment No. 1 to Amended and Restated Shareholders’ Agreement]

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The below named Stockholders have executed this signature page as a party to that certain Amendment No. 1 to the Amended and Restated Shareholders’ Agreement dated as of the date first written above by and among Stonegate Mortgage Corporation and the Other Stockholders and the Investors named therein.

PURCHASER: STONEGATE INVESTORS HOLDINGS LLC

By:	/s/ Kevin Bhatt
Name:	Kevin Bhatt
Title:	Vice President

OTHER STOCKHOLDERS:

/s/ James J. Cutillo
James J. Cutillo

Steve Landes

Daniel J. Bettenburg

/s/ John M. Swain
John M. Swain

/s/ Julia Swain
Julia Swain

/s/ Charles A. Swain, Jr.
Charles A. Swain, Jr.

/s/ Paula A. Swain
Paula A. Swain

/s/ Robert T. Swain
Robert T. Swain

[Amendment No. 1 to Amended and Restated Shareholders’ Agreement]

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/s/ Daniel Wells
Daniel Wells

/s/ Mary Beth Wells
Mary Beth Wells

/s/ Robert Jay Bowden, Sr.
Jerry Bowden

/s/ Richard Evenseck
Richard Evenseck

/s/ Martin Plocica
Martin Plocica

/s/ Paul Manzullo
Paul Manzullo

/s/ Arthur W. Spellmeyer
Arthur W. Spellmeyer

SECOND CURVE PARTNERS, LLC

By:	/s/ Dennis Cavanaugh

Name:	Dennis Cavanaugh
Title:	Member

DANIEL G. CORSARO FAMILY INVESTMENTS, LLC

By:	/s/ Karen D. Corsaro

Name:	Karen D. Corsaro
Title:	Manager

SCHEETZ I, LLC

By:	/s/ Terry B. Hutton

Name:	Terry B. Hutton, Scheetz, I, LLC
Title:	Managing Member

EXHIBIT 1

CONSENT OF SPOUSE

I, [                                         ], spouse of [                                         ], acknowledge that I have read Amendment No. 1 to the Amended and Restated Shareholders’ Agreement, dated as of May [15], 2013, to which this Consent is attached as Exhibit 2 (the “Agreement”), and that I know the contents of the Amendment. I am aware that the Amendment contains provisions regarding the voting of capital stock of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of capital stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of capital stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Amendment are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Amendment carefully that I will waive such right.

Dated:
[Name of Other Stockholder’s Spouse, if any]